UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2017

ACTINIUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52446	74-2963609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Madison Avenue, 7th Floor New York, NY	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 677-3870

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Officer

On June 5, 2017, Actinium Pharmaceuticals, Inc. (the “Company”) appointed Sandesh Seth as its Chief Executive Officer

Biography for Mr. Seth

Sandesh Seth, MS, age 53, has been our Director since March 2012, our Chairman of the Board since October 2013, and served as Executive Chairman since August 2014.

Mr. Seth has 25+ years’ experience in the biopharmaceuticals and financial services industries including; investment banking (Laidlaw & Co., Cowen & Co.), equity research (Bear Stearns, Commonwealth Associates) and in the pharmaceutical industry (Pfizer, Warner-Lambert, SmithKline in strategic planning, business development and R&D project management). Mr. Seth was also the Chairman of the Board of Relmada Therapeutics Inc., a publicly listed, specialty pharmaceuticals company focused on pain therapeutics. Mr. Seth has received his M.S. degree in Pharmaceutical Science from the University of Oklahoma and his M.B.A. with a concentration in finance from NYU Stern. Mr. Seth was also designated as Regulatory Affairs Certified (R.A.C.) by the Regulatory Affairs Professionals Society.

That Mr. Seth has served in various business executive-level positions over the course of his career, has significant management and leadership skills pertaining to company and team building and is well accustomed to interfacing with investors, analysts, auditors, C-level executives, and outside advisors, led us to conclude that Mr. Seth should serve as a director.

Family Relationships

There are no family relationships between our directors and officers.

Transactions with Related Persons

There are no related party transactions with Mr. Seth other than his agreement with the Company, as described below.

Compensatory Plan

The Company is in the process of adapting the existing Executive Chairman agreement with Mr. Seth to an employment agreement with Mr. Seth as the Company’s Chief Executive Officer. The employment agreement will incorporate the material compensatory terms from Mr. Seth’s agreement dated August 6, 2015 (the “Agreement”). Pursuant to the Agreement, Mr. Seth entered into the Agreement with the Company to serve as Executive Chairman of the Company. The Executive Chairman is currently paid $525,000 annually and is also entitled to participate in a Company bonus program, as established by the Board pursuant to which the Board may award bonuses to the Executive Chairman, based upon the achievement of written individual and corporate objectives such as the Board shall determine. The Executive Chairman may also be awarded stock option and/or restricted stock grants by the Board. Mr. Seth’s agreement includes severance benefits, including in the event of a change of control of the Company, and to provide for immediate vesting of options in accordance with the Company’s amended Stock Plan and Equity Plan. It is expected that the term of the Executive Chairman Agreement which is until February 21, 2021 as well as the termination provisions will survive and be incorporated into the employment agreement.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is incorporated herein by reference to Exhibit 10.4 to Form 10-Q filed on August 7, 2015.

Departure of Director

On June 6, 2017, Sergio Traversa, a director, resigned from the Company to focus his attention on matters external to the Company. There was no disagreement on any matters relating to the Company’s operations, policies or practices. Mr. Traversa was also a member of the Company’s Audit Committee, Compensation Committee, and Corporate Governance Committee. The Board has appointed independent director Ajit S. Shetty to be a member of the Company’s Audit Committee, Compensation Committee, and Corporate Governance Committee (Chairman). The Company also entered into an agreement (the “Agreement”) with Mr. Traversa. Pursuant to the terms of the Agreement, the Company agreed to pay Mr. Traversa the Company’s standard director compensation and committee fees until December 31, 2017. Each of Mr. Traversa’s outstanding vested options, as well as 69,000 unvested options granted prior to December 31, 2016, to acquire Company common stock shall also be exercisable until the end of the term of each option grant agreement. The Agreement also contains customary cooperation, release, and non-disparagement provisions. A copy of the Agreement will be included as an exhibit to the Company’s Form 10-Q for the quarter ending June 30, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 9, 2017	ACTINIUM PHARMACEUTICALS, INC.

	By:	/s/ Sandesh Seth
Name: Sandesh Seth Title: Chairman of the Board & CEO

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